UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2007

QUOVADX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29273	85-0373486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7600 E. Orchard Road, Suite 300S Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 488-2019

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

At a special meeting of stockholders of Quovadx, Inc. (the “Company”) held today, the Company’s stockholders approved and adopted the previously announced Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated May 4, 2007, by and among the Company, Rogue Wave Holdings, Inc. (f/k/a Quartzite Holdings, Inc.), a Delaware corporation and wholly owned subsidiary of Battery Ventures VII, L.P., and Quartzite Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Rogue Wave Holdings, Inc.

In addition, Quovadx stockholders voted to approve the pre-closing restructuring by which Quovadx agreed to effect the sale of certain assets used in the operation of its Integration Solutions division to Quovadx Holdings, Inc. (f/k/a ISD Acquisition Corp.), a wholly owned subsidiary of Battery Ventures, immediately prior to the closing of the merger.

Following stockholder approval, the merger closed today. In connection with the closing, shares of the Company have been converted into the right to receive $3.20 per share in cash, and the Company reported that the shares will no longer be traded on NASDAQ after the close of business today. A copy of the press release announcing the approval of the merger and the closing of the merger is attached as Exhibit 99.1 and is incorporated into this current report by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by Quovadx, Inc. on July 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quovadx, Inc.
(Registrant)

By:	/s/ Linda Wackwitz
Name:	Linda Wackwitz
Title:	Executive Vice President, Chief Legal Officer and Secretary

Dated: July 18, 2007

Exhibit Index

Exhibit No.
99.1	Press Release issued by Quovadx, Inc. on July 18, 2007